EXHIBIT 5.1
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November 30, 2000


Kiewit Materials Company
Kiewit Plaza
Omaha, Nebraska  68131
Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

         I am general counsel to Kiewit Materials Company, a Delaware corporation (the "Company"), and in such capacity have examined the Registration Statement on Form S-8 to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission on or about November 30, 2000 (the "Registration Statement"). The Registration Statement will register 17,157 shares of the Company's $0.01 par value common stock ("Common Stock"). I have also examined copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company. In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

         Based on the foregoing, it is my opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. The shares of Common Stock, when sold pursuant to the offering contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                             Very truly yours,
                                             /s/ Mark E. Belmont
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                                             Mark E. Belmont
                                             General Counsel